Online Internet Network, Inc.

Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct contains the standards for moral and ethical behavior for directors, officers, and employees of Online Internet Network. The Code is provided to you and is expected to be followed, by you, as well as the other Online Internet Network employees, directors, and officers. This Code is a rulebook as we cannot address every situation that you may face. If there is any doubt about this Code, please ask your direct supervisor.

The Board of Directors of the Company has adopted the Code to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

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Promote full, fair, accurate timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Promote compliance with applicable government laws, rules and regulations;

•	Promote the protection of Company assets, including corporate opportunities, confidential information, and intellectual property;

•	Deter wrongdoing; and

•	Ensure accountability for adherence to the Code.

At Online Internet Network, we recognize the importance of credibility, integrity and trustworthiness to our success as an internet business.

1.	Integrity: Exercising good judgment in professional practice, adherence to ethical principles.

2.	Honesty, including: Trustfulness, fairness, and sincerity to all.

3.	Fidelity, including: Faithfulness to clients, allegiance to the public trust, loyalty to OIN, and loyalty to the profession.

4.	Charity, including: Kindness, good will tolerance and compassion / mercy for all.

5.	Responsibility, including: Accountability, reliability, dependability and trustworthiness and truthfulness.

6.	Self-Discipline, including: Acting with reasonable restraint, not indulging in excessive behavior, and being self-motivated.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customer, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Online Internet Network expects its employees to conduct themselves in a businesslike manner. Drinking, gambling, fighting, swearing, and similar unprofessional activities are strictly prohibited while on the job. Employees must not engage in sexual harassment, or conduct themselves in a way that could be construed as such, for example, by using inappropriate language, keeping or posting inappropriate materials in their work area, or accessing inappropriate materials on their computer.

Outside Activities, Employment, and Directorships:

All employees share a serious responsibility for Online Internet Network’s good public relations, especially at the community level. Their readiness to help with religious, charitable, educational, and civic activities brings credit to Online Internet Network and is encouraged. Employees must, however, avoid acquiring any business interest or participating in any other activities outside the Organization that would, or would appear to:

•	Create an excessive demand upon their time and attention, thus depriving the Organization of their best efforts on the job.

•	Create a conflict of interest – an obligation, interest, or distraction – that may interfere with the independent exercise of judgment in the Organization’s best interest.

Relationships with Clients and Suppliers:

Employees should avoid investing in or acquiring a financial interest for their own accounts in any business organization that has a contractual relationship with the Organization, or that provides goods or services, or both, to the Organization of such investment or interest could influence or create the impression of influencing their decisions in their performance of their duties on behalf of the Organization.

Kickbacks and Secret Commissions:

Regarding the Organization’s business activities, employees may not receive payment or compensation of any kind, except as authorized under the Organization’s business and payroll policies. In particular, the Organization strictly prohibits the acceptance of kickbacks and secret commissions from suppliers or others. Any breach of this rule will result in immediate termination and prosecution to the fullest extent of the law.

Dealing With Outside People and Organizations:

Employees must take care to separate their personal roles from their Organizations positions when communicating on matters not involving Organization business. Employees must not use organization identification, stationary, supplies, and equipment for personal or political matters. When communicating publicly on matters that involve Organization business, employees must not presume to speak for the Organization on any topic, unless they are certain that the views they express are those of the Organization, and it is the Organization’s desire that such views be publicly disseminated. When dealing with anyone outside the Organization, including public officials, employees must take care not to compromise the integrity or damage the reputation of either the Organization, or any outside individual, business, or government body.

Misuse of material inside information in connection with trading in the company’s securities can expose an individual to civil liability and penalties under the Securities Exchange Act. Under this Act, directors, officers, and employees in possession of material information not available to the public are “insiders.” Spouses, friends, suppliers, brokers, and others outside the company who may have acquired the information directly or indirectly from a director, officer or employee are also “insiders.” The Act prohibits insiders from trading in, or recommending the sale or purchase of, the company’s securities, while such inside information is regarded as “material”, or if it is important enough to influence you or any other person in the purchase or sale of securities of any company with which we do business, which could be affected by the inside information. The following guidelines should be followed in dealing with inside information:

•	Until the material information has been publicly released by the company, an employee must not disclose it to anyone except those within the company whose positions require use of the information.

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Employees must not buy or sell the company’s securities when they have knowledge of material information concerning the company until it has been disclosed to the public and the public has had sufficient time to absorb the information.

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Employees shall not buy or sell securities of another corporation, the value of which is likely to be affected by an action by the company of which the employee is aware and which has not been publicly disclosed.

Reporting Violations of the Code:

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulation or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Chief Financial Officer, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Chief Financial Officer or any other executive officer directly. All reports of known or suspected violation of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Chief Financial Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substation civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq Stock market.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interest of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier or competitor of the Company.

•	Improper Personal Benefits. No employee should obtain any material (as to him of her) personal benefits or favors because of his or her position with the Company.

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Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means ownership of greater than 1% of the equity of a material customer, supplier or competitor.

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Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonable would be expected to conflict with those of the Company.

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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest describing above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” includes your spouse or life-partner, brothers, sisters, and parents, in-laws and children whether such relationships are by blood or adoption.

If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Chief Financial Officer for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor of the Chief Financial Officer. Your supervisor and the Chief Financial Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records including booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our records keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. State and federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and result operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in a legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company.. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Chief Financial Officer.

Employment Practices

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Chief Financial Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristics protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtation, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcohol beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company. Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit an individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Chief Financial Officer. We expect all Company employees, t adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 202 and the rules Promulgated thereunder.

This Code and the matters contained herein are neither a contact of employment nor a guaranteed of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.